Exhibit 10.24c

LLOYD’S OF LONDON

CONTRACT FRUSTRATION INSURANCE

This Policy is attached to and forms part of Policy provisions (Form SLC-3 USA).

POLICY NUMBER:

INDIVIDUAL DISABILITY INCOME INSURANCE POLICY	This is a legal contract between Lloyd’s of London (We, Our, or Us), and the Owner (You or Your). This Policy is issued in consideration of the attached Schedule, Application and other attached papers and the payment of the required Premium Due.

THIS POLICY PROVIDES	Individual Disability Insurance coverage for loss due to Accident and/or Sickness. We will pay the benefits shown on the Benefit Schedule to the Beneficiary named in the Benefit Schedule after we receive satisfactory proof that the Insured has sustained a covered loss. Disability due to sickness must result from Sickness which is first diagnosed while the Policy is in force and causes Total Disability to commence while this Policy is in force, or within 365 days of a covered Sickness. Disability due to injury must result from an injury which occurs while this Policy is in force and causes Total Disability to begin while this Policy is in force, or within 365 days of a covered Accident. No dividends are payable. This insurance is subject to the terms, conditions, and limitations of this Policy. Your applicable coverage is shown on the attached Schedule. Read Your Policy carefully.

RENEWAL PROVISION	This Policy is not renewable. This Policy is in force for the full Term for which the Premium has been paid, subject to our limited right to terminate coverage as set forth in the provision entitled “When Your Coverage Ends”.

10 DAY RIGHT TO EXAMINE POLICY	This Policy can be returned for any reason within ten (10) days following the Effective Date. You can return the Policy by mail or in person to us. We will refund any Premium paid and treat the Policy as if it were never issued.

The Policy is governed by the laws of the state of the Owner as listed on the Schedule Page.

Signed by Exceptional Risk Advisors, LLC

Edward A. Tafaro, Chief Executive Officer

THIS POLICY IS NON-RENEWABLE. PLEASE READ THE POLICY CAREFULLY.

LL-ERA6/11-Policy	Lloyd’s of London	Page 1

SCHEDULE

The data entered below is subject to the applicable Provisions of the Policy In accordance with the Benefit Coverage provided.

Policy Number:		Premium Mode:	Annual

Effective Date:		Termination Date:

Name of Insured:		Occupation:	Executive
Address:		And
City, State and Zip:		Duties:	Administrative

Name of Owner:		Name of Beneficiary: (if other than Owner)	Same
Address:	c/o 15 Sylvan Way	Address:
City, State and Zip:	Parsippany, New Jersey 07054	City, State and Zip:

BENEFIT SCHEDULE	Coverage is provided for the following benefits. If no coverage is provided, the word “No” will be checked, and “NIL” will appear in the appropriate space.

Total Disability for Accident & Sickness Benefit:		☒ Yes ☐ No

Elimination Period	180 Days	Maximum Amount

Payable		per month for

Residual Disability Benefit: (only available if Total Disability Benefit is selected)		Cost of Living Adjustment:

☐ Yes ☒ No		☐ Yes ☒ No

Permanent Total Disability for Accident & Sickness Benefit:		☐ Yes ☒ No

Lump Sum	NIL	Elimination Period NIL

Accidental Death Benefit:		☐ Yes ☒ No

Principal Sum	NIL

Accidental Death and Dismemberment Benefit:		☐ Yes ☒ No

Principal Sum	NIL

Combined Maximum Benefit Payable any one Accident or Sickness:	$600,000

Exclusions Deleted:	None

Forms Attached at Issuance:	LL-ERA1/11 Insert/TTD-REI, Policy Delivery Receipt, LSW1135B, Syndicate List, LSW1001, NMA1168, Application, Amendment Rider, NJ Policy Statement

LL-ERA6/11-Policy	Lloyd’s of London	Page 2

PREMIUM SCHEDULE

Premium Due Date:

Premium Payable:	$	$	$	$	$
NJ Surplus Lines Tax @ 5%:	$	$	$	$	$
Policy Fee:	$	$	$	$	$

Total Annual Premium:	$	$	$	$	$

*	Applicable Surplus Lines Taxes and Fees subject to state regulations at Premium Due Dates.

SECURITY

INSURANCE IS EFFECTIVE WITH CERTAIN	PERCENTAGE
UNDERWRITERS AT LLOYD’S, LONDON	100%

PREMIUM PROVISIONS	The following provisions are provided for Annual and Installment Premiums only. Premium must be paid on or before the Premium Due Dates shown above and are not subject to change.

GRACE PERIOD	After the first Premium is paid, We will allow a Grace Period of 31 days for the payment of each subsequent Premium amount due. During the Grace Period this Policy will stay in force.

UNPAID PREMIUM	Upon the payment of a claim under this Policy, any Premium due and unpaid will be deducted from such benefit payment.

WAIVER OF PREMIUM	We will waive Premium for you during a period of disability for which the scheduled benefit(s) are being paid under the Policy. Premium payment(s) are required during your elimination period, or any other period when the scheduled benefit(s) are not being paid under the Policy.

LL-ERA6/11-Policy	Lloyd’s of London	Page 3

SERVICE OF SUIT (LL-NMA1998)	It is agreed that in the event of the failure of the Underwriters hereon to pay any amount claimed to be due hereunder, the Underwriters hereon, at the request of the Owner, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Underwriters’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon

PRINCE, LOBEL, GLOVSKY & TYE LLP
100 Cambridge Street Suite 2200
Boston, Massachusetts 02114 Attention: Mitchell King

And that in any suit instituted against any one of them upon this contract, Underwriters will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Underwriters in any such suit and/or upon the request of Owner to give a written undertaking to the Owner that they will enter a general appearance upon Underwriters’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Underwriters hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Owner or any beneficiary hereunder arising out of this contract of insurance, and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

WHEN YOUR COVERAGE BEGINS	All periods of insurance begin and end at 12:01 a.m. Local Standard Time, at the Owner’s address as last shown on Our records. The insured’s coverage will be in force upon completion of both of the following: (1) Our receipt of the Insured’s Premium; and (2) Our approval at Our Administrative Offices of the Insured’s signed Application and any other forms, attachments or underwriting requirements that We request the Insured to sign or that We may require for Our approval. The Effective Date of coverage is shown on the attached Schedule.

WHEN YOUR COVERAGE ENDS	Coverage will end when one of the following occurs: (1) the date the Insured dies; (2) the date You request to end coverage; (3) on the Termination Date shown in the Schedule; (4) at the end of the period for which Premium is paid; (5) the date Insured ceases to be employed; or (6) the date insurable interest between the Owner and the insured ceases to exist (if applicable).

LL-ERA6/11-Policy	Lloyd’s of London	Page 4

PREMIUMS/REFUNDS	The Premium due must be paid in full before coverage will start. The Premium due is shown on the Schedule. If the required Premium is not paid, the Policy will not lake effect. Policies issued greater than 12 months, if the Policy is terminated before the Termination Date shown on the Schedule, We will provide a refund of any unearned Premium paid, less Policy Fee. For Policies issued 365 days in duration or less, Premium is fully earned at inception and will not be refunded.

CANCELLATION	In the event that it can be proven that the Owner or Insured Person had either misrepresented information or concealed or subverted a material fact, or in the event any riders, endorsements and any attached papers hereto are not signed where required and returned to us, this Policy may be cancelled by the Underwriters at any time by written notice delivered to the Owner, or mailed to his or her last address as shown in the records of the Underwriters, stating when, not less than ten (10) days thereafter, such cancellation shall be effective. Failure to sign and return all riders, endorsements and any attached papers hereto where required shall be considered by us as receipt and acceptance of such items by the Owner.

This Policy may be cancelled by the Owner at any time by written notice delivered or mailed to the Underwriters and shall be effective upon receipt or on such later date as may be specified in such notice.

If a Policy issued greater than 12 months is cancelled, Underwriters will return promptly the unearned portion of any Premium paid. If the Owner cancels, the earned Premium shall be computed by using the customary short rate proportion of the Premium hereon. If the Underwriters cancel, the earned Premium shall be computed on a pro rata proportion of the Premium hereon. Policies issued 12 months or less; Premium is fully earned at inception and will not be refunded.

Cancellation by Underwriters shall be without prejudice to any claim originating prior to the Effective Date of cancellation.

LL-ERA6/11-Policy	Lloyd’s of London	Page 5

DEFINITIONS	ELIMINATION PERIOD means the period of time shown on the Schedule during which the Insured must be continuously disabled before benefits may be payable.

IMMEDIATE FAMILY means a person who is related to the Insured in any of the following ways: spouse; brother-in-law; sister-in-law; son-in-law; daughter-in-law; mother-in-law; father-in-law; parent (includes stepparent); brother or sister (includes stepbrother or stepsister); or child (includes legally adopted stepchild).

INJURY means bodily injury. It must be caused by an Accident occurring while the Policy is in force. It must be a direct result of an Accident, independent of all other causes and/or Pre-Existing Conditions, unless declared on the application and agreed by Underwriters.

INSURED means the person shown in the Schedule as Insured under this Policy who has been accepted for coverage by Us and for whom the required modal Premium was paid.

PHYSICIAN means a legally licensed practitioner of the healing arts acting within the scope of his or her license and not the Insured, a member of the Insured’s Immediate Family or a person residing with the Insured.

OWNER if other than the Insured, means the person who applies for insurance on behalf of, and in conjunction with, the Insured. The Owner will pay the required Premium. A valid insurable obligation must exist between the Owner and the Insured, as evidenced by an executed contract or other documentation defining such insurable interest

COMBINED MAXIMUM BENEFIT means the combined maximum amount of benefits payable under all sections of this Policy for any one Accident or Sickness.

ACCIDENT means a sudden, unexpected event that results in Injury to an Insured. To be covered under the Policy, an Accident must occur while coverage is in force and must result in a loss or Injury covered by the Policy for which benefits are payable.

COMPLICATIONS OF PREGNANCY means: (1) conditions requiring hospital stays (when the pregnancy is not terminated) whose diagnoses are distinct from pregnancy but are adversely affected by pregnancy or caused by pregnancy, such as acute nephritis, nephrosis, cardiac decompensation, missed abortion and similar medical and surgical conditions of comparable severity, and shall not include false labor, occasional spotting, physician-prescribed rest during the period of pregnancy, morning sickness, hyperemesls gravidarum, preeclampsia and similar conditions associated with the management of a difficult pregnancy not constituting a nosologically distinct complication of pregnancy; and (2) nonelective caesarean section, ectopic pregnancy that is terminated, and spontaneous termination of pregnancy, that occurs during a period of gestation in that a viable birth is not possible.

POLICY FEE is an administrative charge for initiating and maintaining the Policy; it is shown in the Policy Schedule.

PRE-EXISTING CONDITION means a condition for which: (1) medical advice or treatment was recommended by or received from a Physician during the 2-year period preceding the Effective Date of this coverage; or (2) symptoms were present during the 2-year period preceding the Effective Date of this coverage that would cause a reasonably prudent person to seek advice or treatment from a Physician.

LL-ERA6/11-Policy	Lloyd’s of London	Page 6

DEFINITIONS (cont’d)	SICKNESS means any sickness, illness or disease that: (1) (a) is first diagnosed or treated by a Physician while this Policy is in force; and (b) is not a Pre-Existing Condition as defined above; or (2) is a Pre-Existing Condition but: (a) is declared on the Application for this Policy; and (b) is not excluded from coverage by name or specific description. Sickness includes Complications of Pregnancy.

EXCLUSIONS	This Policy does not cover any loss caused by, in whole or in part, or as a result of:

1. Normal Pregnancy;

2. Suicide, attempted suicide or intentionally self-inflicted injury;

3. Travel or flight on or in (including getting in or out, on or off) any vehicle for aerial navigation, if:

A.     the vehicle is being used: (1) for test or experimental purposes; or (2) by or for any military authority (including aircraft flown by the U.S. Military Airlift Command (MAC) or a similar service of another country); or

B. the Insured is: (1) serving as a pilot or crew member (or student taking a flying lesson); or (2) riding as a passenger in a vehicle without a valid airworthiness certificate.

4. Taking of illegal or non-prescribed drugs, or addiction or misuse of prescription drugs; or

5. Alcohol abuse or addiction, or being under the influence of alcohol, as defined by the vehicle code of the state or province in which an Accident has occurred;

6.      Any psychosis, neurosis, or neuropsychiatric illness including, but not limited to, any emotional anxiety or depression illness for which any form of psychiatric or psychological therapy is indicated or received;

7.      The Insured’s participation in a riot or civil insurrection; or service in the military of any nation (upon notice to Us of entrance into active military service, We will provide a pro-rata refund of Premium in accordance with the Refunds or Military Service section of this Policy);

8. Committing or attempting to commit a felony;

9.      This Policy does not provide benefits for a loss due to a Pre-Existing Condition as defined in the Policy unless it has been disclosed on the application and we have underwritten and agreed to cover such condition;

10. War, whether war be declared or not, hostilities or any act of war or civil war;

11. The actual or threatened malicious use of pathogenic or poisonous biological or chemical materials;

12. Nuclear reaction, nuclear radiation or radioactive contamination.

LL-ERA6/11-Policy	Lloyd’s of London	Page 7

GENERAL PROVISIONS	PROOF OF LOSS. Written proof of loss must be given within ninety (90) days after such loss. If it is not reasonably possible to give written proof in the time required, We will not reduce or deny the claim for this reason if the proof is filed as soon as reasonably possible. In any event, the proof required must be given no later than one (1) year from the date of loss unless the claimant was legally incapacitated. From time to time, We will require the Insured to provide continued proof of loss, satisfactory to Us, for benefits to continue to be payable.

NOTICE OF CLAIM. Written notice of claim must be given within sixty (60) days after a covered loss occurs or as soon thereafter as reasonably possible. The notice must be given to Us or Our agent. Notice should include Your name and the Policy number.

CLAIM FORMS. When We receive the notice of claim, We will send the Insured forms for filing proof of loss. If these forms are not given to the Insured within fifteen (15) days, he or she may meet the proof of loss requirements by giving Us a written statement of the nature and extent of the loss within the time limit stated in the Proof of Loss section of this Policy.

TIME OF PAYMENT OF CLAIM. All benefits payable under this Policy for any loss will be paid in accordance with the Schedule upon receipt of due written proof of loss.

PAYMENT OF CLAIMS. We will pay the Owner of this Policy any benefits due unless a Beneficiary other than the Owner has been properly designated to receive such proceeds.

CLAIMANT COOPERATION PROVISION. Failure of a claimant to cooperate with Us in the administration of a claim may result in the termination of a claim. Such cooperation includes, but is not limited to, providing any information or documents needed to determine whether benefits are payable or the actual benefit amount due.

ENTIRE CONTRACT; CHANGES. This Policy, including the Application, riders, endorsements and any attached papers, constitutes the entire contract between You and Us. No change in this Policy can be made until it is approved by an authorized officer of the Underwriter. The approval must be noted on or attached to this Policy. No agent or other person has the authority to change this Policy or waive any of its provisions.

TIME LIMIT ON CERTAIN DEFENSES. After two (2) years from the Effective Date of applicable coverage, only fraudulent misstatements made in the Application may be used to void the Policy or deny any claim for loss. In the event of any contest, the Insured will be furnished a copy of the instrument in question.

RECOVERY OF OVERPAYMENT. If benefits are overpaid or paid in error, We have the right to recover the amount overpaid or paid in error, by any or all of the following methods:

1. A request for lump sum payment of the amount overpaid or paid in error.

2. Reduction of any proceeds payable under the Policy by the amount overpaid or paid in error.

3. Any other legal means.

LL-ERA6/11-Policy	Lloyd’s of London	Page 8

GENERAL PROVISIONS (cont’d)	LEGAL ACTION. No legal action may be brought to recover on this Policy within sixty (60) days after written proof of loss has been given as required by this Policy. No such action may be brought after three (3) years from the time written proof of loss is required to be given. For purposes of this provision, proof of loss means the initial proof required for payment of a claim.

MISSTATEMENT OF AGE. If the age of the Insured has been misstated, We will pay the amount of benefit that the Premium paid would have purchased at the true age, but never more than listed on the Schedule.

ASSIGNMENT. This Policy may be assigned. We are not bound by any Assignment until received by and approved by Us on a form acceptable to Us. We assume no responsibility or liability for the validity of any Assignment.

CHANGE OF OCCUPATION. If the Insured is injured or contracts a Sickness after having changed his/her occupation to one classified by Us as more hazardous than that stated in the Application for this Policy, We will pay only such portion of the benefit provided by this Policy as the Premium paid would have purchased at the rates and within the limits fixed by Us for the more hazardous occupation. However, benefits will not be payable and coverage will immediately terminate if: (1) the new occupational class under Our then current underwriting guidelines would not be acceptable to Us in accordance with Our then usual and customary underwriting practices for this Policy; or (2) the Owner of the Policy is not the insured and such Change in Occupation negates the underlying insurable interest that existed when such Policy was issued. If coverage is terminated, it will end on the date of such Change of Occupation.

If the Insured changes his/her occupation to one classified by Us as less hazardous than that stated in the Application for this Policy, upon receipt of proof of such Change of Occupation, We will reduce the Premium rate and will return the excess pro-rata unearned Premium from the date of the Change of Occupation. However, if the Owner of the Policy is not the Insured, and a Change of Occupation negates the insurable interest that existed when the Policy was issued, coverage will be terminated on the date of such Change of Occupation.

For this Change of Occupation provision, the classification of occupational risk and the Premium rates shall be those that were last filed by Us with the appropriate regulatory agency, if required, prior to the occurrence of the loss for which We are liable or prior to the date of the Change of Occupation in the state where the Insured resided at the time this Policy was issued. If such filing was not required, then the classification of occupational risk and the Premium rates shall be those last made effective by Us in such state prior to the occurrence of the loss or prior to date of Change of Occupation.

If coverage is terminated under this Change of Occupation provision, We will refund the excess pro-rata unearned Premium from the date of the Change of Occupation.

PHYSICAL EXAMINATION. We, at Our expense, have the right to have the Insured examined by a Physician of Our choice as often as reasonably necessary while a claim is pending.

CONFORMITY WITH STATE LAW. Any provision of this Policy that, on its Effective Date, is in conflict with the laws of the state of the Owner on that date, shall be deemed amended to conform to the minimum requirements of such laws.

LL-ERA6/11-Policy	Lloyd’s of London	Page 9

Benefit Coverage Insert

POLICY NUMBER:

TOTAL DISABILITY FOR ACCIDENT AND SICKNESS BENEFIT

We will pay the Total Disability Benefit shown on the Schedule if;

1.	The Insured becomes Totally Disabled as defined below as a direct result of:

(a)	a Injury which occurs while this benefit is in force and causes Total Disability due to the injury to begin while this Policy is in force, or within 365 days of the date of Injury; or

(b)	a Sickness which is first diagnosed while this benefit is in force and which causes Total Disability to commence while this Policy is in force, or within 365 days of the date of diagnosis; and

2.	The Insured satisfies the Elimination Period shown on the Schedule; and

3.	The Insured is under the regular care of a Physician that is appropriate for the condition causing the disability.

Totally Disabled means, as a result of a covered Injury or Sickness, the Insured is totally unable to perform the substantial and material duties of his/her regular occupation as shown on the Schedule for the entire Elimination Period and for each month during which benefits are payable. Written proof of disability must be provided to Us at the time the first claim for any period of disability is made, and periodically upon our written request. The Insured must also be under the regular care of a Physician that is appropriate for the condition causing the disability for its duration of such disability.

Benefits will be payable at the end of each month that the Insured is Totally Disabled as defined above. The Monthly Benefit will cease after benefits have been paid for the number of months shown on the Schedule or on the date the insured is no longer. Totally Disabled, as defined above.

No benefit will be paid prior to the completion of the Elimination Period.

RECURRING DISABILITIES

If, after a period of Total Disability, the Insured continuously performs all of the regular duties of the stated occupation during a continuous period of six (6) months, any Total Disability which starts thereafter will be deemed a new disability.

If, after a period of Total Disability, the Insured has not performed all of the regular duties of the stated occupation for a continuous period of at least six (6) months, any subsequent period of Total Disability shall be deemed a continuation of the prior disability, unless the new disability results from a cause entirely different from and unrelated to the cause of the prior disability.

This provision is subject to all Policy Terms, conditions and limitations.

TRANSPLANT BENEFIT

If, after the Policy has been in force for six (6) months, the Insured gives a part of his/her body to another person, the condition will be deemed a Sickness. Disability benefits will be paid in the same way as for any other Sickness.

This provision is subject to all Policy Terms, conditions and limitations.

LL-ERA1/11 Insert/TTD-REI	Page 1

RELATION OF EARNINGS TO INSURANCE –

TOTAL DISABILITY FOR ACCIDENT AND SICKNESS BENEFIT (TTD)

The Monthly Benefit amount provided by this insurance shall be the Monthly Benefit listed on the Schedule Page of this policy, or a lesser amount, which in total with all other cash disability benefits payable, or collectible, during periods of disability, will not exceed a ratio of sixty percent (60%) of the average monthly Taxable Earned income.

Should, during the term of this coverage, the ratio ever exceed the sixty percent (60%) of average monthly Earned Income because of the purchase of additional disability insurance, disability benefits being provided by the Insured’s employer, Social Security Disability, State Disability Benefits, or because of a diminished average Taxable Earned Income, the benefits paid under this Policy will be adjusted so as not to exceed the sixty percent (60%) ratio between all disability benefits and Taxable Earned Income. Should there be a reduction of benefits at claim time, due to the above calculations; the overage premium paid from the inception of this Policy will be returned to the Insured plus ten percent (10%) interest.

To calculate the ratio between Taxable Earned Income and cash disability benefits, Taxable Earned Income will be calculated as an average of monthly Taxable Earned Income for the prior twelve (12) consecutive months immediately preceding the date of the first medical attention rendered for the Injury or Illness that resulted in the Insured’s disability, less any time during that period that the Insured may have been disabled for this cause, or another cause, and cash disability benefits will be a compilation of all benefits available to the Insured at the time.

LL-ERA1/11 Insert/TTD-REI	Page 2

POLICY NUMBER:

SEVERAL LIABILITY NOTICE

The subscribing insurers’ obligations under contracts of insurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions. The subscribing insurers are not responsible for the subscription of any co-subscribing insurer who for any reason does not satisfy all or part of its obligations.

08/94

LL-ERA3/07-LSW1001

SMALL ADDITIONAL OR RETURN PREMIUMS CLAUSE (USA)

NOTWITHSTANDING anything to the contrary contained herein and in consideration of the premium for which this Insurance is written, it is understood and agreed that whenever an additional or return premium of $2 or less becomes due from or to the Assured on account of the adjustment of a deposit premium, or of an alteration in coverage or rate during the term or for any other reason, the collection of such premium from the Assured will be waived or the return of such premium to the Assured will not be made, as the case may be.

LL-ERA3/07-NMA1168	Lloyd’s of London